Exhibit 10.3

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the “Agreement”) is made and entered into this 30th day of December, 2010, by and between SIBLING ENTERTAINMENT GROUP HOLDINGS, INC., a Texas corporation (“SIBE”) and MITCHELL MAXWELL, a resident of the State of New York (“Stockholder”).

 Background

Stockholder is the holder of shares of Common Stock of SIBE.  Stockholder has been informed that SIBE intends to acquire all of the limited liability outstanding limited liability company membership interests of Newco4Education, LLC (“N4E”) from the holders thereof (the “Sellers”) pursuant to a Securities Exchange Agreement (the “Exchange Agreement”) and that the Sellers have conditioned their obligations to enter into and perform the Exchange Agreement, among other things upon the execution and delivery of this Agreement by Stockholder.

Agreement

For and inconsideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree:

1.            Stockholder represents and warrants that Stockholder owns of record the shares of SIBE Common Stock listed on Exhibit A under the caption “Direct Ownership” and has an interest in the shares of SIBE Common Stock listed on Exhibit A under the caption “Indirect Ownership” by virtue of beneficial or joint ownership with another person specified on Exhibit A, or by virtue of Stockholder’s direct or indirect ownership of another entity that owns the shares of SIBE Common Stock (the SIBE Common Stock listed on Exhibit A is the “Declared Stock”).

2.            Except as listed on Exhibit A, Stockholder does not directly, indirectly, or beneficially own (a) any SIBE Common Stock, any options, warrants, or rights to purchase SIBE Common Stock, or (b) any interest in any other person or entity that holds directly, indirectly, or beneficially any SIBE Common Stock, or any options, warrants, or rights to purchase SIBE Common Stock.

3.            Stockholder, individually and on behalf of all entities owned or controlled directly or indirectly by Stockholder, hereby covenants and agrees that, without the prior written consent of SIBE, Stockholder and all entities owned or controlled directly or indirectly, by Stockholder will not at any time following the Closing Date directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any shares of SIBE Common Stock, any options, rights or warrants to purchase any shares of SIBE Common Stock, or any other securities convertible into or exchangeable for shares of SIBE Common Stock owned directly by Stockholder or with respect to which Stockholder has the power of disposition, provided however that with respect to the Declared Stock:

(i)           10% of the Declared Stock shall be released from the restrictions of this Agreement upon the filing of Form 8K announcing the acquisition of Newco4Education I, LLC;

(ii)           20% of the Declared Stock shall be released from the restrictions of this Agreement upon the filing of Form 10K for the fiscal year ended December 31, 2009;

(iii)           20% of the Declared Stock shall be released from the restrictions of this Agreement upon the filing of all Form 10Q’s then required to bring SIBE current in its quarterly filings;

(iv)           50% of the Declared Stock shall be released from the restrictions of this Agreement 30 days after the filing of Form 10K for the fiscal year ended December 31, 2010;

4.            Stockholder understands and agrees that stop transfer instructions may be given by SIBE in its discretion to its transfer agent with respect to Stockholder's shares of SIBE Common Stock for the purpose of facilitating enforcement of the agreements herein, and that in SIBE's discretion there may be placed on the certificates for such shares, or any substitution thereof, a legend stating in substance:

the shares represented by this certificate may only be transferred in accordance with the terms of the lock-up agreement between the registered holder hereof and sibling entertainment group holdings, inc., a copy of which agreement is on file at the principal offices of sibling entertainment group holdings, inc.

5.            Stockholder has full power and capacity to execute this Agreement and to make the representations, warranties and agreements herein.  This Agreement shall be binding upon and enforceable against Stockholder's administrators, executors, representatives, heirs and successors and any pledgee holding Stockholder's shares of SIBE Common Stock.

6.            Stockholder has carefully read and understands this Agreement and its requirements and other applicable limitations upon the sale, transfer or other disposition of Stockholder's shares of SIBE Common Stock and Stockholder's rights to acquire any such stock and, to the extent Stockholder felt necessary, discussed this Agreement and its requirements with Stockholder’s counsel.

7.            In the event the transactions contemplated by the Exchange Agreement are not consummated within thirty (30) days after the date of this Agreement, this Agreement shall terminate and be of no further force and effect.

8.            This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to its conflicts of laws rules.  The parties agree that any appropriate federal or state court sitting in Fulton County, Georgia (collectively, the “Permitted Courts”), shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy, and each party irrevocably: (a) consents to the jurisdiction of the Permitted Courts in such actions, (b) agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum, and (c) waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such party.  In any suit, arbitration, mediation, or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, the prevailing party will be entitled to recover its costs, including reasonable attorneys’ fees, and all costs and fees incurred on appeal or in a bankruptcy or similar action.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Sibling Entertainment Group Holdings, Inc.

By:	/s/ Mitchell Maxwell
Mitchell Maxwell, Chief Executive Officer

Stockholder

/s/ Mitchell Maxwell
Mitchell Maxwell